Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of DrugMax, Inc. on Form S-8 of our report dated June 27, 2002 (November 22, 2002 as to Note 17), which expresses an unqualified opinion and includes two explanatory paragraphs relating to the adoption of a new accounting principle in 2002 and the restatement of the 2002 and 2001 consolidated financial statements, appearing in the Annual Report on Form 10-K of DrugMax, Inc. for the year ended March 31, 2003. We also consent to the incorporation by reference of our report dated June 27, 2002 relating to the 2002 and 2001 consolidated financial statement schedules, which appears in such Annual Report on Form 10-K.

/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants

Tampa, Florida

December 12, 2003